MEMORANDUM OF UNDERSTANDING

This is a Memorandum of Understanding by and between Espre Solutions, Inc. of Plano, Texas (“ESPRE”), represented in this Memorandum of Understanding by Mr. Peter Ianace, President and CEO; and StreamTrax Visual Communications Technologies, Inc., of Wichita, Kansas (“STREAMTRAX”), represented by Mr. Gary Carty, President and CEO; this 24th day of June 2005.

Each party to this Memorandum of Understanding believes that its execution of this Agreement is in the best interest of each other and the collected interests of both parties; and ESPRE and STREAMTRAX believe that this Agreement, to the best of their knowledge, will be acceptable to their relative shareholders and that each organizations’ shareholders will take no affirmative action to nullify or otherwise disrupt this Agreement.

The following are the salient points of this understanding by and between ESPRE and STREAMTRAX:

1.
STREAMTRAX will purchase thirty percent (30.0%) of ESPRE and its subsidiaries in the form of shares of the company for Fifteen Million Dollars ($15,000,000.00 USD) with a Two Million Dollar ($2,000,000.00 USD) deposit upon funding of STREAMTRAX’s STREAMTRAX Private Placement Memorandum, which is anticipated to take place within twenty (20) business days from the signing of this Agreement; and the balance to be paid over a fifteen (15) month period in 90 day increments of Two Million Five Hundred Thousand Dollars ($2,500,000.00 USD) from the initial deposit for four (4) 90 day cycles and Three Million Dollars ($3,000,000.00 USD) for the fifty 90 day cycle; payments to be made by the last day of the 90 day cycle. ESPRE, upon receipt of the initial deposit, shall place the 30% of the company shares in escrow for STREAMTRAX. ESPRE further agrees that there is no penalty for STREAMTRAX being able to accelerate its payment(s) to ESPRE.

2.	Should STREAMTRAX, after the initial deposit and or at any time at each 90 day cycle, agrees to the following penalties for late or non-payment:

a.
Late payment. Should STREAMTRAX be ten days but not 30 days late at any 90 day cycle period; at ESPRE’s option, ESPRE will penalize STREAMTRAX with an additional fee of three percent (3.0%) of the 90 day cycle payment or shall impose a 3.0% penalty of shares of stock for that 90 day period. Should STREAMTRAX be over 30 days late at any 90 day cycle period; at ESPRE’s option, ESPRE will penalize STREAMTRAX with an additional fee of ten percent (10.0%) of the 90 day cycle payment or shall impose a 10.0% penalty of shares of stock for that 90 day period.

b.
Non-payment. Should STREAMTRAX not pay at any 90 day cycle period, after 120 days, at ESPRE’s option, ESPRE will penalize STREAMTRAX with an additional ten percent t(10.0%) penalty of shares of stock for that 90 day period, over and above the penalty imposed in 2a above.

3.
STREAMTRAXwill acquire two (2) seats on ESPRE’s Board of Directors, ESPRE will acquire one (1) seat on STREAMTRAX’s Board of Directors. ESPRE’s representation will be made by Mr. Peter Ianace, STREAMTRAX’s representation will be made by Messrs. Gary Carty and George Palelei.

4.	ESPRE will have in place a “144” rule for its shareholders, that will be in effect for a period of 12 months from the date of the initial deposit.

5.	CAVEATS:

a.	Patents that are completed and or pending at the signing of this Share Acquisition Agreement are included.

b.
Additional Intellectual Property (IP) developed at the request of the ESPRE/STREAMTRAX Joint Venture, and accepted, shall be shared between ESPRE and STREAMTRAX on a fifty, fifty basis. Each and every additional IP shall be documented in an addendum to this Memorandum of Understanding and or the final documentation by and between ESPRE and STREAMTRAX.

c.	Due Diligence is accomplished and matches.

d.
STREAMTRAX will focus its marketing and therefore distribution of the technology to the entertainment industry (including, but not limited to the motion picture industry, radio, television, cellphone/PDA entertainment, music videos, etc. as well as in the sports arena), and to and for the Retail Display market (such as Malls and large consumer organizations [Wal-Mart, Costco, etc.]). ESPRE will market in other industries. At all times, each organization will send leads, contacts, etc. to the other when the business opportunity presented does not fit in the initiating company’s business plan. Additionally, as necessary and applicable, ESPRE and STREAMTRAX shall work together jointly to develop sales to the mutual benefit of both parties.

Time is of the essence in the performance of this Memorandum of Understanding. Therefore, this Agreement, and any documents referred to herein, embody the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof until such time as the complete Agreement shall be constructed. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in any number of counter parts and by facsimile, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart, provided that this Agreement shall not become effective until all parties have executed the same.

IN WITNESS WHEREOF, the parties have executed this Share Acquisition Agreement as of the date and year first above written.

/s/ Peter Ianace
Mr. Peter Ianace, ESPRE

/s/ Gary Cary
Mr. Gary Cary, STREAMTRAX

/s/ Charles S. Deneen	6/24/05
Witness: Charles S. Deneen	Date